Exhibit 10.4
GIBRALTAR STEEL CORPORATION
RESTRICTED STOCK PLAN

First Amendment to
Second Amendment and Restatement

RECITALS:
     On September 21, 1993, Gibraltar Steel Corporation, a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (now known as Gibraltar Industries, Inc. (the “Company”)) adopted a restricted stock plan known as the “Gibraltar Steel Corporation Restricted Stock Plan” (hereinafter the “Plan”) to enable the Company to attract and retain highly qualified individuals as officers and key employees of the Company by providing the Company a program under which it could grant equity based incentive compensation to such officers and key employees.
     Effective as of August 11, 1997 the Plan was amended and restated, among other things, to expand the class of individuals eligible to participate in the Plan. Effective as of April 11, 2003, the Plan was further amended and restated to increase the number of shares of the Company’s common stock which were issuable under the terms of the Plan.
     On April 1, 2005, the Company adopted the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Equity Incentive Plan”), an equity based incentive compensation plan which provides the Company the ability to grant a wide variety of equity based incentive compensation awards to employees, non-employee directors, consultants and other service providers.
     Included in the equity based incentive compensation awards which the Company has the ability to grant under the Equity Incentive Plan are shares of restricted stock. Accordingly, in its authorization of the Equity Incentive Plan, the Company’s Board of Directors authorized the termination of the Plan, effective as of the date of the adoption of the Equity Incentive Plan.
     NOW, THEREFORE, in order to carry into effect the termination of the Gibraltar Steel Corporation Restricted Stock Plan, as amended, the Company hereby adopts the following as the First Amendment to the Second Amendment and Restatement of the Gibraltar Steel Corporation Restricted Stock Plan:
     1. Termination of Plan. Effective as of April 1, 2005, the Gibraltar Steel Corporation Restricted Stock Plan, as amended, shall be, and the same hereby is, terminated subject to the provisions of Section 2 below. As a consequence of the termination of the Gibraltar Steel Corporation Restricted Stock Plan, the Company shall no longer have any right or authority to grant or issue awards of restricted stock under the terms of the Gibraltar Steel Corporation Restricted Stock Plan, as amended.

     2. Reservation of Rights Under Prior Awards. Notwithstanding the termination of Gibraltar Steel Corporation Restricted Stock Plan provided for by Section 1 above, if and to the extent that the restrictions on the transferability of any shares of the Company’s common stock issued in connection with any awards of restricted stock which have been granted or issued by the Company under the Gibraltar Steel Corporation Restricted Stock Plan prior to April 1, 2005, have not lapsed and expired prior to April 1, 2005, the rights of the recipients of such grants or awards of restricted stock shall continue in full force and effect from and after April 1, 2005 in accordance with their terms.
     3. Release of Shares. As a consequence of the termination of the Gibraltar Steel Corporation Restricted Stock Plan, the reservation by the Company of shares of its common stock for issuance under the terms of the Gibraltar Steel Corporation Restricted Stock Plan is hereby terminated and released with respect to all the shares of the Company’s common stock originally reserved for issuance under the terms of the Gibraltar Steel Corporation Restricted Stock Plan which have not been issued as shares of restricted stock pursuant to the terms of the Gibraltar Steel Corporation Restricted Stock Plan prior to April 1, 2005.
     IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this First Amendment to the Second Amendment and Restatement of the Gibraltar Steel Corporation Restricted Stock Plan to be executed as of this 22nd day of May, 2006.

GIBRALTAR INDUSTRIES, INC.
By:	/s/ Henning Kornbrekke
Name: Henning Kornbrekke Title: President

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